Exhibit 99.1

Cinedigm Announces Forgiveness of

$2.2 Million Paycheck Protection Program Loan

Los Angeles, CA / July 8, 2021 / Cinedigm (NASDAQ: CIDM) announced today that the Company has received forgiveness of approximately $2.2 million of loan proceeds and accrued interest ("PPP Loan") previously carried under the Paycheck Protection Program ("PPP"). On July 7, 2021, Cinedigm received notice from East West Bank PPP, the lender of the Company’s “PPP” loan, that the U.S. Small Business Administration (“SBA”) approved the forgiveness of the PPP loan in its entirety, and that East West Bank has applied the funds and paid off the principal and interest of the PPP loan in full.

Gary Loffredo, President, Chief Operating Officer & General Counsel of Cinedigm stated: “We are very pleased to receive the notice of forgiveness of our entire PPP loan and associated interest. We remain grateful for the financial support that the CARES Act provided in response to the COVID-19 pandemic. This helped Cinedigm move into a very solid position now financially with virtually no debt and a fast-growing streaming business.”

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About Cinedigm:

For more than twenty years, Cinedigm (NASDAQ: CIDM) has led the digital transformation of the entertainment industry. Today, Cinedigm entertains hundreds of millions of consumers around the globe by providing premium content, streaming channels and technology services to the world’s largest media, technology and retail companies. For more information, visit http://www.cinedigm.com/.

Cinedigm uses, and will continue to use, its website, press releases, SEC filings, and various social media channels, including Twitter (https://twitter.com/cinedigm), LinkedIn https://www.linkedin.com/company/cinedigm/), Facebook (https://facebook.com/Cinedigm), StockTwits (https://stocktwits.com/CinedigmCorp) and the Company website (www.cinedigm.com) as additional means of disclosing public information to investors, the media and others interested in the Company. It is possible that certain information that the Company posts on its website, disseminated in press releases, SEC filings, and on social media could be deemed to be material information, and the Company encourages investors, the media and others interested in the Company to review the business and financial information that the Company posts on its website, disseminates in press releases, SEC filings and on the social media channels identified above, as such information could be deemed to be material information.

PRESS CONTACT FOR CIDM:

High Touch Investor Relations

Cinedigm@htir.net